UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Forgent Networks, Inc.
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GLASS LEWIS RECOMMENDS ASURE SOFTWARE STOCKHOLDERS VOTE IN FAVOR OF FOUR COMPANY-BACKED NOMINEES FOR BOARD OF DIRECTORS

— Also recommends ratification of independent auditor —

AUSTIN, Texas, August 18, 2009 — Asure Software (NASDAQ: ASUR), a leading provider of workforce management software, announced today that Glass Lewis & Co., a leading independent proxy advisory service, has recommended that Asure stockholders VOTE the WHITE PROXY in favor of four of the Company’s six nominees for Board of Directors, and not vote for the slate nominated by the dissident group led by Pinnacle Fund and Red Oak Partners.

Glass Lewis recommends that stockholders return the Company-provided WHITE proxy card with votes FOR the election of Richard J. Agnich, Nancy L. Harris, Lou Mazzucchelli and Ray R. Miles to the Board, and FOR the ratification of Ernst & Young as the Company’s independent auditor, at the Company’s annual meeting of stockholders to be held August 28, 2009.  In addition, Glass Lewis recommends that stockholders NOT return the Pinnacle/Red Oak blue proxy card.  Glass Lewis’ clients include institutional investors, mutual funds, pension funds and other fiduciaries.

In its analysis, Glass Lewis stated, “We note that the Dissident’s plan for improvement contains objectives that are similar to the Company’s own strategic plan.  As such, we do not find that the Dissident’s concerns warrant replacement of the entire board.”

Glass Lewis further noted, “In general, we believe that incumbent management, with access to more and better information regarding the company, should be given the benefit of the doubt regarding its strategic business decisions.  As a rule, we are reticent to recommend the removal of incumbent directors or in favor of Dissident nominees unless one of the following two things has occurred: (i) there are serious problems at the company and the newly proposed nominees have a clear and realistic plan to solve these problems; or (ii) the current board has undertaken an action clearly contrary to the interests of shareholders (or failed to take an action clearly to the benefit of shareholders).”

“We are very pleased that a well-respected, independent third party such as Glass Lewis, in its careful review of our recent shareholder value creation accomplishments and future strategic growth plans, recommends that stockholders vote for four of Asure’s nominees and not return the Pinnacle/Red Oak proxy card,” said Nancy L. Harris, President and Chief Executive Officer of Asure. “We are also gratified that Glass Lewis agrees with our Board’s position that it would be very detrimental to all stockholders if the Pinnacle/Red Oak slate were to gain control of the Board.  We are pleased that Glass Lewis, in its report, recognizes that the Asure Board has been proactive in repositioning and transforming the Company.  In the interests of all our stockholders, however, we remain open to discussion with Pinnacle/Red Oak to come to a compromise settlement and end this distracting, disruptive and costly proxy contest.”

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

Important Information

Forgent Networks, Inc. filed a definitive Proxy Statement with the Securities and Exchange Commission on July 17, 2009, in connection with Company’s Annual Meeting of Stockholders to be held on August 28, 2009.  Stockholders are strongly advised to read the Proxy Statement carefully, as it contains important information.  The Company and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the Annual Meeting of Stockholders. Information concerning such participants is available in the Company’s Proxy Statement.  Stockholders may obtain, free of charge, copies of the Company’s Proxy Statement and any other documents the Company files with or furnishes to the Securities and Exchange Commission in connection with the Annual Meeting of Stockholders through the Securities and Exchange Commission’s website at www.sec.gov and through the Company’s website at www.asuresoftware.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company’s securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.

Contact Information:

Jay Peterson, Asure Software: 512-437-2483

Rob Berick, Dix & Eaton: 216-241-4611